                                                                    Exhibit 11.1
                          LONG ISLAND LIGHTING COMPANY
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (In Thousands of Dollars)

                                       Twelve Months                   For the Year Ended December 31,
                                           Ended        --------------------------------------------------------------
                                       March 31,1995    1994           1993         1992          1991            1990
                                       -------------    ----           ----         ----          ----            ----
Net Income/(Loss)
   per Statement of Income                $302,532    $301,852       $296,563     $301,974       $305,538        $319,637 a

Less:
   Equity in earnings/loss of less
     than 50% owned subsidiary
     companies                                 131          89             77           93             85              83

Add:
   Distributed income of less
     than 50% owned subsidiary
     companies                                 117         117             58           87             58              58
                                          --------    --------     ----------     --------     ----------      ----------
                                           302,518     301,880        296,544      301,968        305,511         319,612

Add:
   Federal income tax                      178,898     176,712        172,276      160,962        181,653         183,281

   Appropriate portion of rentals            4,701       4,295          4,552        3,504          2,751           2,343

   Interest on long term-debt              428,032     437,751        466,538      450,621        472,974         467,700

   Other interest and amortizations         61,711      62,433         67,582       62,165         50,881          40,610
                                          --------    --------     ----------     --------     ----------      ----------
  Net Income/(Loss) as adjusted           $975,860    $983,071     $1,007,492     $979,220     $1,013,770      $1,013,546 a
                                          ========    ========     ==========     ========     ==========      ==========
Fixed Charges:

   Appropriate portion of rentals           $4,701      $4,295         $4,552       $3,504         $2,751          $2,343

   Interest on long term-debt              428,032     437,751        466,538      450,621        472,974         467,700

   Other interest and amortizations         61,711      62,433         67,582       62,165         50,881          40,610
                                          --------    --------     ----------     --------     ----------      ----------
           Total                          $494,444    $504,479       $538,672     $516,290       $526,606        $510,653
                                          ========    ========     ==========     ========     ==========      ==========
Ratio of earnings to fixed
   charges                                    1.97        1.95           1.87         1.90           1.93            1.98

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a    Before cumulative effect of accounting change for unbilled gas revenue.